ARTICLES OF MERGER The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes. FIRST: The name and jurisdiction of the surviving entity: Name Jurisdiction Entity Type Document Number Amerant Bancorp Inc. Florida Profit Corporation M17400 SECOND: The name and jurisdiction of each merging eligible entity: Name Jurisdiction Entity Type Document Number Amerant Merger SPV Inc. Florida Profit Corporation P21000083187 THIRD: The merger was approved by each domestic merging corporation in accordance with s607.1101(1)(b), F.S., and by the organic law governing the other parties to the merger. FOURTH: Please check one of the boxes that apply to surviving entity: This entity exists before the merger and is a domestic filing entity. The entity exists before the merger and is not authorized to transact business in Florida. X This entity exists before the merger and is a domestic filing entity, and its Articles of Incorporation are being amended as attached. This entity is created by the merger and is a domestic corporation, and the Articles of Incorporation are attached. This entity is a domestic eligible entity and is not a domestic corporation and is being amended in connection with this merger as attached. This entity is a domestic eligible entity being created as a result of the merger. The public organic record of the survivor is attached. This entity is created by the merger and is a domestic limited liability partnership or a domestic limited liability partnership, its statement of qualification is attached,

FIFTH: Please check one of the boxes that apply to domestic corporations: X The plan of merger was approved by the shareholders and each separate voting group as required. The plan of merger did not require approval by the shareholders. SIXTH: Please check box below if applicable to foreign corporations: The participation of the foreign corporation was duly authorized in accordance with the corporation’s organic laws. SEVENTH: Please check box below if applicable to domestic or foreign non corporation(s). Participation of the domestic or foreign non-corporation(s) was duly authorized in accordance with each of such eligible entity’s organic law. EIGHTH: If other than the date of filing, the delayed effective date of the merger, which cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State: 12:01 AM on November 18, 2021 Note: if the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records. NINTH: Signature(s) for Each Party: Name of Entity/Organization Signature(s) Typed or Printed Name of Individual: AMERANT BANCORP INC. /s/ Ivan Trujillo Ivan Trujillo, Chief Legal Officer AMERANT MERGER SPV INC. /s/ Carlos Iafigliola Carlos Iafigliola, President